Bone Biologics Corporation

August 11, 2015

To:	Musculoskeletal Transplant Foundation (“MTF”)

Re:	Side Letter Agreement (the “Agreement”)

1. Reference is made herein to the Letter Agreement, dated September 7, 2014 (the “Letter Agreement”), by and among Bone Biologics Corporation (formerly known as Bone Biologics, Inc., “the “Company”), MTF and AFH. Terms used but not defined herein have the meaning set forth in the Letter Agreement. Pursuant to the Letter Agreement, MTF is to receive restricted shares of the Company equal to and not to exceed 2.5% of the fully diluted shares of the Company at the time of the completion of the Milestone Targets. Notwithstanding that all of the Milestone Targets have not been reached, and in consideration for the support and cooperation of MTF in trying to reach the Milestone Targets and the closing of certain financings, including the conversion of debt by MTF in order to facilitate certain financings, the Company hereby authorizes the issuance of Company shares to MTF in the amount of 2.5% of the fully diluted shares of the Company, Eight Hundred Sixty Seven Thousand One Hundred Sixty-Three (867,163) shares.

2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any disputes, controversies, or claims arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably waive any objection to jurisdiction and venue for any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts. The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

3. This Agreement may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

4. This Agreement and the Letter Agreement constitute the complete and entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous discussions, negotiations, understandings, agreements, representations, and understandings of the Parties, whether oral or written, expressed or implied. Each of the Parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the party to execute or authorize the execution of this Agreement, and acknowledges that the party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein.

Very truly yours,

BONE BIOLOGICS CORPORATION

By:	/s/ Michael Schuler
Name:	Michael Schuler
Title:	Chief Executive Officer

Accepted and Agreed to:

THE MUSCULOSKELETAL TRANSPLANT FOUNDATION

By:	/s/ Michael Kawas
Name:	Michael Kawas
Title:	Chief Financial Officer